UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2016

ROYAL ENERGY RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-52547	11-3480036
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

56 Broad Street, Suite 2, Charleston, SC 29401

(Address of principal executive offices) (Zip Code)

(843) 900-7693

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 1.01 Entry into a Material Definitive Agreement

Weston Energy, LLC Transaction

On September 30, 2016, Royal Energy Resources, Inc. (the “Company”) entered into a Secured Promissory Note and a Pledge and Security Agreement with Weston Energy, LLC (“Weston”), under which the Company borrowed $2,000,000 from Weston (the “Loan”). The Loan bears interest at 8% per annum. All principal and accrued interest is due and payable on December 31, 2016. The Loan is payable, at the option of the Company, either in cash, or in common units (“Rhino Units”) of Rhino Resource Partners, LP (“Rhino”). In the event the Company elects to pay the Loan in Rhino Units, the number of Rhino Units that will be conveyed to satisfy the Loan will be equal to Loan balance divided by 80% of the average of the high and low price of Rhino’s common units for the twenty trading days prior to the date of payment.

Alternatively, the Company may elect to pay the Loan by the issuance to Weston of preferred equity units of Rhino. Preferred equity units consist of potential preferred equity units that may be issued to Weston or an affiliate in connection with a possible preferred equity investment of $28 million or more in Rhino, which would be effectuated in connection with a potential acquisition by Rhino of Armstrong Energy, Inc. (“Armstrong Energy”), a coal producer owned by affiliates of Weston. See “Rhino-Yorktown Partners, LLC Transaction,” infra. There is no assurance that Rhino’s acquisition of Armstrong Energy will be completed or, if completed, that Weston or its affiliates will make a preferred equity investment in Rhino.

The proceeds of the Loan were used to make an installment payment of $2,000,000 due to Rhino on September 30, 2016.

The foregoing summary of the Loan does not purport to be complete and is qualified in its entirety by reference to the definitive transaction documents. A copy of the Secured Promissory Note is attached hereto as Exhibit 10.1, and a copy of the Pledge and Security Agreement is attached hereto as Exhibit 10.2, and both are incorporated herein by reference.

Rhino-Yorktown Partners LLC Transaction

On September 30, 2016, Rhino entered into an equity exchange agreement (the “Agreement”) with the Company, Rhino Resources Partners Holdings, LLC (“Rhino Holdings”), an entity wholly-owned by certain investment partnerships managed by Yorktown Partners LLC (“Yorktown”), and Rhino GP LLC (“Rhino GP”), the general partner of Rhino. Rhino GP is a wholly-owned subsidiary of the Company.

Investment partnerships managed by Yorktown own substantially all of the outstanding common stock of Armstrong Energy, Inc. (“Armstrong Energy”), a coal producing company with mines located in the Illinois Basin in western Kentucky. The Agreement contemplates that prior to the closing of the transactions contemplated by the Agreement (the “Closing”), Yorktown will contribute its shares of common stock of Armstrong Energy to Rhino Holdings. At the Closing, Rhino Holdings will contribute those shares to Rhino in exchange for 10 million newly issued common units of Rhino. The Agreement also contemplates that Rhino GP will transfer a 50% ownership of Rhino GP to Rhino Holdings in connection with the issuance of the common units of Rhino for the common stock of Armstrong Energy.

The Closing is conditioned upon (i) the current bondholders of Armstrong Energy agreeing to restructure their bonds and (ii) Rhino refinancing its current revolving credit agreement with funds from an equity investment into Rhino to be arranged by Rhino Holdings. The Agreement is also subject to other standard closing conditions and required approvals.

The Agreement contains customary covenants, representations and warranties and indemnification obligations for breaches of, or the inaccuracy of representations or warranties or breaches of covenants contained in, the Agreement and associated agreements. Rhino has also agreed to enter into a Registration Rights Agreement with Rhino Holdings that provides Rhino Holdings with the right to demand two shelf registration statements and registration statements on Form S-1, as well as piggyback registration rights.

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The Agreement may be terminated by the mutual written consent of Rhino and Rhino Holdings or by either Rhino or Holdings if: (i) the Closing has not occurred on or before December 31, 2016 (unless the failure of Closing to occur is as a result of such terminating party’s inability or failure to satisfy the conditions to the Closing or if the non-terminating party has filed an action seeking specific performance); (ii) a law or order issued by a governmental authority prevents the Closing from occurring (unless such law or order resulted from such party’s failure to perform its obligations under the Agreement); (iii) the board of directors of Rhino GP fails to approve the transactions or transaction documents contemplated by the Agreement; or (iv) the lenders of Rhino’s credit facility fail to approve the transactions and transaction documents contemplated by the Agreement.

The parties anticipate the Agreement will be consummated on or before December 31, 2016.

Item 7.01 Regulation FD Disclosure

On October 6, 2016, the Company issued a press release announcing the matters discussed in Item 1.01. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference into this Item 7.01.

In accordance with General Instruction B.2 of Form 8-K, the information in this report, including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (“Exchange Act”) or otherwise subject to the liabilities of that section, nor shall such information, including Exhibit 99.1, be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

(d) Exhibits.

Exhibit No.	Description

4.1	Form of Convertible Note

10.1	Secured Promissory Note dated September 30, 2016, issued to Weston Energy, LLC

10.2	Pledge and Security Agreement dated September 30, 2016, between Weston Energy, LLC and Royal Energy Resources, Inc.

10.3	Equity Exchange Agreement dated September 30, 2016 by and among Rhino Resource Partners LP, Royal Energy Resources, Inc., Rhino Resources Partners Holdings, LLC, and Rhino GP LLC

99.1	Press Release dated October 6, 2016

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SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ROYAL ENERGY RESOURCES, INC.

Date: October 6, 2016	By:	/s/ William L. Tuorto
William L. Tuorto, Chief Executive Officer

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